Exhibit 99.1
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
Pharmion Corporation Announces 2006 Operating Results
• Sales total $238.6 million for 2006, $60.1 million for Q4 2006
• 2006 defined by significant product acquisitions and clinical data
2006 accomplishments set stage for transformational year in 2007:
•	Potential EMEA recommendation for EU approval for Thalidomide in untreated multiple myeloma
•	EU marketing authorization applications planned for Vidaza and Satraplatin
•	Overall survival data from large Phase 3 studies expected for Vidaza and Satraplatin
•	Registration studies expected to be initiated for Amrubicin and MGCD0103
•	Pharmacokinetic data expected for Oral Azacitidine
•	Phase 2 data anticipated for Amrubicin and MGCD0103
     BOULDER, Colo., February 21, 2007 — Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter and year ended December 31, 2006. For the year, net sales totaled $238.6 million, compared to net sales of $221.2 million in 2005. Sales of Vidaza® (azacitidine for injection) totaled $142.2 million for 2006, compared to $125.6 million for 2005. Named patient and compassionate use sales of thalidomide totaled $77.5 million in 2006, compared to $79.4 million in 2005.
Fourth quarter net sales totaled $60.1 million, compared to $56.4 million in the fourth quarter of 2005. Sales of Vidaza totaled $36.6 million in the fourth quarter, compared to $33.6 million in the same quarter of 2005. Fourth quarter named patient and compassionate use sales of thalidomide totaled $18.8 million, compared to $18.4 million in the fourth quarter of 2005.
“We made significant progress in 2006,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “We increased total sales by approximately eight percent over the prior year despite the entrance of two new competitors to the MDS market in the U.S. We also strengthened our pipeline during the year by licensing or acquiring two new products, presented very encouraging Phase 3 data for Thalidomide and Satraplatin, which provide the basis for MAA submissions to the EMEA, and we developed an oral formulation of Azacitidine, which is now the subject of Phase 1 clinical trials. These 2006 accomplishments have prepared us for what could be a transformational 2007.”
In January, the Company announced the completion of three 2007 milestones: the expansion of the Vidaza label to include IV administration, the submission of the marketing authorization application in the EU for Thalidomide in combination with standard chemotherapy for the treatment of untreated multiple myeloma (MM), and the initiation of a Phase 1 study for oral Azacitidine.
“The pace of our activities is increasing and we are off to a very strong start in 2007,” Mahaffy added. “We are looking forward to several additional significant accomplishments this year, including submitting MAAs in Europe for Satraplatin and Vidaza, the release of survival data for Satraplatin and Vidaza from two large randomized Phase 3 studies, the initiation of pivotal studies for MGCD0103 and Amrubicin, and a potential EMEA recommendation for approval for Thalidomide in untreated multiple myeloma by the end of the year. The achievement of our strategic objectives this year should set the stage for significant sales and earnings growth in 2008 and beyond.”

Fourth Quarter and Year-End Financial Results Release	Page 1 of 7

2006 Financial Highlights
Pharmion reported a GAAP net loss of $(91.0) million, or $(2.84) per share for the year ended December 31, 2006, and a GAAP net loss of $(64.2) million, or $(2.00) for the fourth quarter of 2006. These losses include charges for stock compensation expense reflecting the implementation of Statement of Financial Accounting Standards No. 123R and employee severance costs relating primarily to the acquisition of Cabrellis Pharmaceuticals. Stock compensation expense totaled $3.4 million for 2006 and $1.0 million for the fourth quarter of 2006. Employee severance costs totaled $1.7 million for both the full year and fourth quarter of 2006. Excluding the impact of these items, the Company’s adjusted net loss for 2006 would have been $(85.9) million, or $(2.68) per share, and $(61.5) million, or $(1.92) per share, for the fourth quarter of 2006. GAAP net income for 2005 was $2.3 million, or $0.07 per share and the GAAP net loss for the fourth quarter of 2005 was $(16.4) million, or $(0.51) per share.
Excluding stock compensation expense, research and development expenses totaled $69.3 million and $19.8 million for the full year and fourth quarter of 2006, respectively. These amounts compare to research and development expenses for the full year and fourth quarter of 2005 of $42.9 million and $13.9 million, respectively. The increase in R&D spending for 2006 was expected and was due primarily to development expenses incurred for Satraplatin, licensed in the fourth quarter of 2005, and MGCD0103, licensed in the first quarter of 2006.
Charges for acquired in process research totaled $78.8 million for the full year 2006 and $54.3 million for the fourth quarter of 2006. The fourth quarter charge relates to the acquisition of Cabrellis Pharmaceuticals and its U.S. and European rights to Amrubicin. The remaining charges for acquired in process research relate to the licensing of the U.S. and European rights to MGCD0103 from MethylGene, Inc., including the payment of a Phase 2 development milestone. In the fourth quarter of 2005 the Company recorded a charge of $21.2 million for acquired in process research related to the licensing of European and certain additional international rights to Satraplatin from GPC Biotech AG.
Excluding stock compensation and employee severance expenses described above, selling, general and administrative expenses totaled $100.7 million for the full year 2006 and $29.4 million for the fourth quarter of 2006. These amounts compare to selling, general and administrative expenses for the full year and fourth quarter of 2005 of $83.3 million and $20.5 million, respectively. During 2006, the Company increased its U.S. sales and marketing activities in response to an expanding and more competitive U.S. myelodysplastic syndromes (MDS) market and its investment in pre-approval activities in Europe for Vidaza, Satraplatin, and Thalidomide.
As of December 31, 2006, Pharmion had $136.2 million in cash, cash equivalents and short-term investments, and no outstanding debt.

Fourth Quarter and Year-End Financial Results Release	Page 2 of 7

2006 Achievements
During 2006, Pharmion took a number of steps to add to its oncology-focused portfolio and further the development of its product pipeline. Key accomplishments for the year included the following:
•	Successfully licensed or acquired U.S., EU and certain international rights to two new products, MGCD0103 and Amrubicin, following the December 2005 licensing of EU and certain international rights to Satraplatin;
•	Developed an oral formulation of Azacitidine, which commenced Phase 1 clinical development in February 2007;
•	Filed a supplemental new drug application (NDA) for the IV administration of Vidaza, which was approved by the FDA in January 2007;
•	Advanced MGCD0103 into a broad Phase 2 clinical development program;
•	Established a leadership position in epigenetics as the only company with inhibitors of the two best-characterized epigenetic targets;
•	Presented Phase 3 data demonstrating that the addition of Thalidomide to standard of care melphalan + prednisone (MP) provides a 21-month survival advantage over MP alone in untreated multiple myeloma; and,
•	Presented Phase 3 Satraplatin data demonstrating that Satraplatin plus prednisone provides a statistically significant improvement in progression-free survival in second-line hormone refractory prostate cancer (HRPC).
2007 Key Milestones and Objectives
The Company has a number of important clinical, regulatory and development objectives planned for 2007 for each of its key products.
Vidaza
Pharmion expects to release the topline results of the 360 patient Vidaza survival study in the third quarter. The primary endpoint of this trial is survival and secondary endpoints include other key markers of clinical benefit including transfusion independence and transformation to acute myeloid leukemia (AML). This is the largest study ever conducted in MDS, a disease where no drug has ever demonstrated a survival advantage.
In January 2007, the Company received U.S. Food & Drug Administration (FDA) approval of the Vidaza NDA supplement for IV administration. The dose and schedule for Vidaza for IV administration remains the same as for the subcutaneous administration. IV administration provides physicians and patients an additional option for administration that is within the label and still conducive to use in an outpatient setting.
The Company intends to submit a marketing authorization application (MAA) to the European Medicines Agency (EMEA) for Vidaza for the treatment of high-risk MDS, pending positive data from the survival study, by the end of 2007. Pharmion would also plan to amend the U.S. Vidaza label with positive survival data.
Thalidomide
In January 2007, Pharmion submitted an MAA for Thalidomide in combination with standard chemotherapy for the treatment of untreated multiple myeloma. This submission was based on four separate Phase 3 studies, including Phase 3 clinical data demonstrating that the addition of Thalidomide to standard of care MP provides a 21-month survival advantage over MP alone in untreated MM patients. Pharmion anticipates a potential recommendation from the EMEA for approval during 2007 for Thalidomide.
Satraplatin
The Company intends to file an MAA with European regulatory authorities for Satraplatin

Fourth Quarter and Year-End Financial Results Release	Page 3 of 7

in combination with prednisone for the treatment of second-line HRPC during the second quarter of 2007. There are currently no approved drugs for second-line use and limited satisfaction with existing treatment options for HRPC.
The MAA will be based on the strong progression-free survival (PFS) data and, following the initial submission, supplemented with the overall survival data from the double-blind, randomized Phase 3 registrational trial, SPARC (Satraplatin and Prednisone Against Refractory Cancer). The final PFS data will be presented this Friday, February 23, 2007 at the American Society of Clinical Oncologists (ASCO) Prostate Cancer Symposium in Orlando, Florida. Pharmion and GBC Biotech expect to announce the overall survival data from the SPARC trial during the second half of the year.
Amrubicin
The Company expects to initiate a pivotal registration program for Amrubicin in second-line small cell lung cancer (SCLC) in the second half of 2007. Amrubicin is a third-generation fully synthetic anthracycline. Anthracyclines are among the most widely used anticancer drugs in clinical use today. In addition to its significant activity in lung cancer, Amrubicin thus far does not appear to possess the cumulative cardiotoxicity associated with other anthracyclines. Amrubicin is approved in Japan for the treatment of lung cancer.
Pharmion expects to present key clinical data from the currently ongoing Phase 2 clinical studies of Amrubicin data in SCLC at major medical conferences during the year. In addition, the Company plans to initiate a clinical study of Amrubicin in combination with Herceptin in breast cancer.
Oral Azacitidine
The Company has initiated a Phase 1 clinical trial of oral Azacitidine in patients with MDS, AML and malignant solid tumors. The trial will assess the safety, tolerability, bioavailability and pharmacokinetics of escalating single doses of orally administered Azacitidine. Following this study, a multicenter, open label Phase 1 dose escalation trial of oral Azacitidine will be initiated to determine the maximum tolerated dose, dose limiting toxicities and safety of a seven day oral dosing regimen of Azacitidine in patients with MDS and AML. In addition, the trial will examine pharmacokinetics and pharmacodynamic effects of orally administered Azacitidine, as compared with the FDA approved parenteral regimen. Pharmion intends to present pharmacokinetic data from the Phase 1 studies during the second half of the year.
Oral Azacitidine is an important step in the development of Vidaza as there is a significant body of evidence that shows that the biological effect of demethylating agents may be improved or extended through sustained DNA demethylation, which could be provided through oral delivery.
MGCD0103
Pharmion expects to present key clinical data from the currently ongoing Phase 2 clinical studies of MGCD0103 in a variety of indications during the year. MGCD0103 is the first of the second generation of HDAC inhibitors, which exhibit HDAC class selectivity. MGCD0103 is selective for the class one HDAC subfamily, which is the most relevant to tumor development. During 2007, the Company expects to initiate a pivotal registration program for MGCD0103 in a hematologic malignancy.

Fourth Quarter and Year-End Financial Results Release	Page 4 of 7

2007 Financial Outlook
For 2007, Pharmion expects to report total net sales in a range of $240 to $250 million. Research and development expenses for 2007 are expected to total approximately $100 million, with the growth over 2006 driven by the addition of Amrubicin to its product portfolio in the fourth quarter of 2006 and the extensive clinical development and regulatory objectives for 2007 described in this news release. Selling, general and administrative expenses are expected to total approximately $115 to $120 million. The Company expects to record a charge of $8 million for acquired in-process research and development in 2007 for the payment of a regulatory milestone due upon the submission of an MAA in the EU for Satraplatin. Finally, the Company expects to end 2007 with approximately $75 to $80 million of cash, cash equivalents and short-term investments.
Pharmion will hold a conference call to discuss fourth quarter and year end 2006 results later this afternoon, February 21, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.pharmion.com, and archived for future review. Dial-in numbers for the conference call are as follows: participants from the U.S. 866.825.3354, International participants 617.213.8063, passcode: 84920493.
About Pharmion
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic cancer drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion’s plans for clinical development and regulatory submissions of Pharmion’s products and product candidates, and Pharmion’s anticipated financial results for 2007. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products approved or under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Fourth Quarter and Year-End Financial Results Release	Page 5 of 7

PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$60,050	$56,445	$238,646	$221,244

Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	16,643	15,378	65,157	59,800
Research and development	19,951	13,882	70,145	42,944
Acquired in-process research	54,283	21,243	78,763	21,243
Selling, general and administrative	31,980	20,542	104,943	83,323
Product rights amortization	2,458	2,436	9,802	9,345

Total operating expenses	125,315	73,481	328,810	216,655

Operating income (loss)	(65,265)	(17,036)	(90,164)	4,589

Interest and other income, net	1,640	1,944	6,926	6,474

Income (loss) before taxes	(63,625)	(15,092)	(83,238)	11,063

Income tax expense	586	1,291	7,774	8,794

Net income (loss)	$(64,211)	$(16,383)	$(91,012)	$2,269

Net income (loss) per common share:
Basic	$(2.00)	$(0.51)	$(2.84)	$0.07

Diluted	$(2.00)	$(0.51)	$(2.84)	$0.07

Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic	32,082,760	31,874,897	32,015,962	31,836,783

Diluted	32,082,760	31,874,897	32,015,962	32,875,516

CONSOLIDATED BALANCE SHEET DATA
(In thousands, unaudited)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$136,213	$243,406
Total assets	326,732	432,630
Total liabilities	53,650	86,006
Total stockholders’ equity	273,082	346,624

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PHARMION CORPORATION
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006
		Net loss per	Net loss per		Net loss per	Net loss per
		common share	common share		common share	common share
	Amount	Basic	Diluted	Amount	Basic	Diluted
GAAP net loss	$(64,211)	$(2.00)	$(2.00)	$(91,012)	$(2.84)	$(2.84)

Stock compensation expense:
Research and development	186	0.01	0.01	855	0.03	0.03
Selling, general and administrative	843	0.02	0.02	2,583	0.08	0.08

Total stock compensation expense (1)	1,029	0.03	0.03	3,438	0.11	0.11
Employee severance:
Selling, general and administrative	1,696	0.05	0.05	1,696	0.05	0.05

Adjusted net loss	$(61,486)	$(1.92)	$(1.92)	$(85,878)	$(2.68)	$(2.68)

Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic		32,082,760			32,015,962

Diluted			32,082,760			32,015,962

(1)	Stock compensation expense is attributable to the adoption of SFAS 123R.
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